Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Oncocyte Corporation on Form S-1 (File No. 333-213810), Form S-3 (File Nos. 333-281159, 333-282683, 333-279350, 333-240207, and 333-257905) and Form S-8 (File Nos. 333-219109, 333-208935, 333-227118, 333-232773 and 333-257740) of our report dated March 24, 2025, with respect to our audits of the consolidated financial statements of Oncocyte Corporation as of December 31, 2024 and 2023 and for the years ended December 31, 2024 and 2023, which report is included in this Annual Report on Form 10-K of Oncocyte Corporation for the year ended December 31, 2024.

/s/ Marcum LLP

Marcum LLP

Costa Mesa, CA

March 24, 2025